Exhibit No. 99

NEWS RELEASE

Media Line: 410 234-7433
www.constellation.com

Constellation Generation Group                         Constellation NewEnergy
Constellation Power Source                           Constellation Energy Source
Baltimore Gas and Electric Company        BGE Home Products & Services

Contact: Robert L. Gould
              (410) 234-7433

Constellation Energy Group To Acquire Ginna Nuclear Power Plant

        BALTIMORE, Nov. 25, 2003 - Constellation Energy Group (NYSE:CEG) announced today it is acquiring the R.E. Ginna (Gah-NAY) Nuclear Power Plant located north of Rochester, N.Y., from the Rochester Gas & Electric Corporation (RG&E), a subsidiary of Albany, N.Y.-based Energy East Corporation. Upon closing the acquisition of this 495 megawatt facility, Constellation Energy will own and operate three nuclear power stations with five units total, as well as a diversified fleet of coal, natural gas, hydro and geothermal powered power plants, together totaling approximately 12,600 megawatts.  The purchase price for the Ginna plant is $401 million, excluding $21.6 million for purchased nuclear fuel.

        “The Ginna nuclear station is one of the jewels of the U.S. nuclear industry,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy. “It is exactly the type of plant we have been waiting for. Ginna is a high performing base load plant, with an average capacity factor of 95 percent over the last three years. Financially, Ginna’s exceptional operating profile and a 10-year Power Purchase Agreement (PPA) with RG&E are expected to provide stable cash flows for

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many years to come. From a broader point of view, the plant is another step forward on our long term strategic path of building a marketing and generation footprint in the deregulated markets. The Ginna asset, coupled with Nine Mile Point, enhances our physical presence in the New York generation market and deepens our involvement in the NYISO (New York Independent System Operator). This transaction is indicative of our disciplined approach to acquisitions and demonstrates that when and where appropriate returns and strategic fit coincide, Constellation will be an active bidder and acquirer.”

        Terms of the transaction, which is contingent upon license extension include a long-term power purchase agreement whereby Constellation Energy will sell 90 percent of the plant’s output and capacity to RG&E for 10 years at an average price of $44.00 per MWh. The transaction will be financed with a mix of debt and equity to achieve balance sheet neutrality.

        The acquisition of Ginna will be mildly accretive between closing and 2006 due to refueling and uprate initiatives and substantially accretive beyond 2006. The facility has significant increased earnings potential in later years due to planned power uprates enabled by the 1996 addition of oversized steam generators positioning the plant for a total output of 580 megawatts.  The transaction closing is contingent upon receiving final regulatory approvals, including approvals from the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, and the New York Public Service Commission;

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and license extension regulatory approvals. Based on estimated timing of these approvals, closing is targeted for June 30, 2004.

        “This is a top of the line facility with an excellent history of operations and a clear line of sight to plant uprating,” said Michael J. Wallace, president of Constellation Generation Group, a subsidiary of Constellation Energy. “Its location, which is roughly 50 miles southwest of our Nine Mile Point Nuclear Power Station in Scriba, N.Y., will allow us to optimize the performance of our New York nuclear fleet while at the same time taking full advantage of the fleetwide operational synergies that are sure to follow from this acquisition. The employees at Ginna are true professionals in every sense of the word and we look forward to welcoming them and their nuclear expertise to the Constellation Energy team. We share common priorities, especially where it concerns safety, security and reliability. As a result, the community can be assured of our unwavering commitment to maintaining those values.”

Conference Call Nov. 25, 2003
Constellation Energy Group will host a conference call at 8:30 a.m. Eastern Standard Time on Nov. 25, 2003 to review the specifics of the Ginna acquisition. To participate, investors, analysts, and members of the media may dial 1-800-227-9428 or 1-785-832-0326 shortly before 8:30 a.m. The conference call host is Constellation Energy Group and the conference identification number is CEG. A live audio webcast of the conference call as well as presentation slides will be available on the Investor Relations page of the company Web site, www.constellation.com. A replay of the call will be available for one

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week by dialing 1-800-934-7879 or 1-402-220-6986, and will be archived on www.constellation.com. The reference to our Web site is an active textual reference and the contents of our Web site are not part of this press release.

About Constellation Energy Group
Constellation Energy Group, a Fortune 500 company based in Baltimore, is the nation’s leading competitive supplier of electricity to large commercial and industrial customers and one of the nation’s largest wholesale power sellers. Constellation also manages fuels and energy services on behalf of energy intensive industries and utilities. It owns and operates a diversified fleet of power plants throughout the United States. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. First nine months 2003 revenue totaled $7.2 billion.

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